Mail Stop 4561
      June 9, 2006

VIA U.S. MAIL AND FAX (702) 876-0972

Michael V. Shustek
President and Chief Executive Officer
Vestin Fund III, LLC
8379 West Sunset Road
Las Vegas, NV 89113

      Re:	Vestin Fund III, LLC
      	Form 10-K for the year ended December 31, 2005
      	Filed March 10, 2006
      File No. 000-51301

Dear Mr. Shustek:

      We have completed our review of your Form 10-K and do not, at this time, have any further comments.

								Sincerely,



Daniel L. Gordon
Branch Chief

Hewitt Associates, Inc.
December 28, 2004
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